STATE FARM VARIABLE PRODUCT TRUST
                     ---------------------------------

                              SUB-ITEM 77Q1(e)



                     INVESTMENT SUB-ADVISORY AGREEMENT

     THIS AGREEMENT is made and entered into this 1st day of July, 2005, by and among STATE FARM VARIABLE PRODUCT TRUST, a Delaware business trust (the "Trust"), STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation (the "Adviser"), and CAPITAL GUARDIAN TRUST COMPANY (the "Sub-Adviser"), relates to investment management services to be provided by the Sub-Adviser.

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust issues shares of beneficial interest (the "shares") registered under the Securities Act of 1933, as amended (the "1933 Act") pursuant to a registration statement initially filed with the Securities and Exchange Commission on February 27, 1997, as amended from time to time (the "Registration Statement");

     WHEREAS, the Trust has established multiple separate series of Shares, each corresponding to a separate investment portfolio having its own investment objective (the "Funds");

     WHEREAS, the Shares of each Fund are offered exclusively in connection with variable deferred annuity and variable universal life insurance policies issued by State Farm Life Insurance Company and State Farm Life and Accident Assurance Company;

     WHEREAS, pursuant to a separate investment advisory and management services agreement between the Trust and the Adviser (the "Advisory Agreement"), the Trust has retained the Adviser to render investment advisory and/or management services to each Fund;

     WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to certain Funds in the manner and on the terms and conditions set forth below; and

     WHEREAS, the Sub-Adviser is willing to provide investment advisory services to certain Funds in the manner and on the terms and conditions set forth below; and

     NOW, THEREFORE, in consideration of their mutual promises, the Trust, the Adviser, and the Sub-Adviser agree as follows:


                                 ARTICLE 1
                         Employment of Sub-Adviser


          1.1 The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser for and to invest and reinvest the assets of the Large Cap Equity Fund, the Small Cap Equity Fund and the International Equity Fund, (together, the "Sub-Advised Funds"), subject to the supervision and control of the Board of Trustees of the Trust (the "Board") for the period and upon the terms herein set forth. The Sub-Adviser will establish and maintain a discretionary investment management account (the "Account") for each Sub-Advised Fund, consisting of securities, funds, or other assets contributed or liabilities allocated, (i) as the Adviser shall initially designate for the purposes of opening this Account, (ii) as the Adviser may from time to time designate in writing to Sub-Adviser and (iii) as the Adviser may substitute pursuant to this Agreement. The Sub-Adviser shall invest and reinvest the assets of the Account at such times and in such securities as it believes to be in the best interest of the shareholders of each Sub-Advised Fund.

          1.2 The Sub-Adviser accepts such appointment and agrees during such period at its own expense to render the services set forth herein, and to assume the obligations herein set forth for the compensation herein provided.

          1.3 The Sub-Adviser shall for all purposes be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser. Notwithstanding the foregoing, the Sub-Adviser shall, for the purposes of this agreement, have and exercise full investment discretion and authority to act as agent for the Trust and the Adviser in buying, selling or otherwise disposing of the investments of the Sub-Advised Funds, subject to supervision by the Board.

          1.4 The services of the Sub-Adviser herein provided are not to be deemed exclusive. The Sub-Adviser may act as an investment adviser to any other person, firm or corporation, and may perform management and any other services for any other person, association, corporation, firm or other entity pursuant to any contract or otherwise, and take any action or do anything in connection therewith or related thereto, except as prohibited by applicable law; and no such performance of management or other services shall be in any manner restricted or otherwise affected by any aspect of any relationship of the Sub-Adviser to the Trust, the Sub-Advised Funds or the Adviser except as otherwise imposed by law or by this agreement. The Sub-Adviser shall have no obligation to purchase or sell for a Sub-Advised Fund, or to recommend for purchase or sale by a Sub-Advised Fund, any security which Sub-Adviser, its principles, affiliates or employees may purchase or sell for themselves or for any other clients.


                                 ARTICLE 2
                           Duties of Sub-Adviser

          2.1  Investment Advisory Services.

               (a) Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall provide the Sub-Advised Funds with such investment research, advice and supervision as is necessary for the investment and proper supervision of the assets of each Sub-Advised Fund. In this regard, the Sub-Adviser shall:

                    (i) perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investments of each Sub-Advised Fund as contemplated by the investment objectives and strategies of each Sub-Advised Fund as set forth in the Registration Statement and any amendments thereto;

                    (ii) at such times as shall be reasonably requested by the Board or the Adviser, consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Sub-Advised Fund for approval, modification, or rejection by the Board;

                    (iii) seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

                    (iv) take such steps as are necessary to implement any overall investment strategy approved by the Board for each Sub-Advised Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, management of investments and any other property of the Sub-Advised Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

                    (v) regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Sub-Advised Fund, including furnishing, within 10 days after the end of each calendar quarter, a statement of all purchases and sales during the quarter and a schedule of investments and other assets of each Sub-Advised Fund as of the end of the quarter;

                    (vi) maintain all accounts, records, memoranda, instructions or authorizations required to be maintained by the Sub-Adviser pursuant to the requirements of Rule 31a-1 under the 1940 Act, for the period required by Rule 31a-2 under the 1940 Act, with respect to transactions by the Sub-Adviser on behalf of the Sub-Advised Funds;

                    (vii)  provide reasonable assistance to the
Custodian or the Adviser regarding valuation of portfolio securities that the Custodian or Adviser is unable to procure, so that the Custodian or Adviser can determine each business day the net asset value of the shares of each Sub-Advised Fund in accordance with applicable law; and

                    (viii) provide the Adviser with a report of each portfolio trade no later than the close of the next business day following such trade.

               (b) The Sub-Adviser's services shall be subject always to the control and supervision of the Board and the Adviser, the restrictions of the Declaration of Trust and Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act, and each Sub-Advised Fund's investment objective or objectives, investment policies and investment restrictions as set forth in the then-current Registration Statement. The Trust or the Adviser has furnished or will furnish the Sub-Adviser with copies of the Registration Statement, Declaration of Trust, and Bylaws as currently in effect and the Trust agrees during the continuance of this agreement to furnish the Sub-Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-Adviser will be entitled to rely on all documents and other information furnished by the Trust or the Adviser or the representatives of either.

               (c) The Sub-Adviser represents that in performing investment advisory services for each Sub-Advised Fund, the Sub-Adviser shall use its reasonable best efforts to (1) ensure that each Sub-Advised Fund shall comply with Section 817(h) of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations issued thereunder, specifically Regulation Section 1.817-5, relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, and any amendments or other modifications to such Section or regulations; (2) manage each Sub-Advised Fund's portfolio holdings in a manner consistent with the requirements of Subchapter M of the Code, or any successor provision, including without limitation, to ensure that the investment of the Sub-Advised Funds meet the qualification tests of Section 851(b) of the Code; (3) to ensure that each Sub-Advised Fund shall comply with any and all applicable state insurance law restrictions on investments, and any changes thereto, that operate to limit or restrict the investments that such Sub-Advised Funds may otherwise make. The Sub-Adviser shall be obligated for compliance under clause (3) of this Section 2.1(c) only to the extent that the Trust has provided Sub-Adviser with notice, in writing, of the state insurance law restrictions applicable to the Sub-Advised Funds, including a description thereof. The Sub-Adviser shall also make decisions for the Sub-Advised Funds as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Sub-Advised Funds' portfolio securities shall be exercised. Should the Board at any time make any determination as to investment policy and notify the Sub-Adviser thereof in writing, the Sub-Adviser, upon receipt of such notice, shall be bound by such determination for the period, if any, specified in such written notice or until similarly notified that such determination has been revoked.

               (d) In connection with the acquisition or disposition of securities described in Section 2.1(a)(iv), the Sub-Adviser may place orders for the purchase or sale of portfolio investments for the account of each Sub-Advised Fund with brokers or dealers selected by it and, to that end, the Sub-Adviser is authorized as the agent of the Trust to give instructions to the custodians of the Trust as to deliveries of securities and payments of cash for the Account of each Sub-Advised Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to assets of the Funds, the Sub-Adviser is directed at all times to seek to obtain best execution. Subject to this requirement and the provisions of the Advisers Act, the 1940 Act, the 1934 Act, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers with which it or the Trust or the Adviser is affiliated.

               (e) In seeking the best execution, the Sub-Adviser may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Sub-Adviser. The Sub-Adviser is authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities with respect to the Sub-Advised Funds and its other clients and that the total commissions paid by each Sub-Advised Fund will be reasonable in relation to the benefits to the Sub-Advised Fund over the long term. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. The Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

In the event that any broker or dealer fails on the due date, or within such reasonable period as the Sub-Adviser may decide, to deliver any necessary documents or, as the case may be, to pay any amount due, the Sub-Adviser will, on request, pursue on behalf of the Trust all appropriate legal remedies against such broker or dealer to recover such documents or amount due or compensation in lieu thereof. The costs and expenses properly incurred by the Sub-Adviser in connection with the pursuit of such remedies shall be debited to the Sub-Advised Fund, unless paid by the Adviser or Trust.

               (f) Nothing in this agreement shall preclude the aggregation of orders for the sale or purchase of securities or other investments by the Sub-Advised Funds or by the Trust and other separate accounts or other accounts (collectively, "Advisory Clients") managed by the Sub-Adviser, provided that: the Sub-Adviser's actions with respect to the aggregation of orders for multiple Advisory Clients, including the Trust, are consistent with the applicable then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, "no-action" letters, or otherwise. The Adviser and the Trust recognize that in some cases this procedure may adversely affect the results obtained for Sub-Advised Funds.

          2.2 The Adviser shall retain the authority to establish and modify, from time to time, the investment strategies and approaches to be followed by the Sub-Adviser with respect to any Sub-Advised Fund, subject, in all respects, to the supervision and direction of the Trust's Board of Trustees and subject to compliance with the investment objectives, policies and restrictions applicable to such Fund as set forth in the Registration Statement or any amendment thereto, provided, however, that the Sub-Adviser's duty under this agreement to act in conformity with any document, instruction or guidelines produced by the Adviser shall not arise until such document, instruction or guideline has been delivered to the Sub-Adviser in writing.

          2.3 The Sub-Adviser is not authorized to take or receive physical possession of any of the assets of the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Sub-Adviser may direct) and the consummation of all purchase, sales, deliveries and investments made pursuant to the Sub-Adviser's direction shall rest upon the custodian for the Sub-Advised Fund. The Sub-Adviser shall have no liability with respect to the custody arrangements or the acts, conduct or omissions of such custodian.

The Adviser shall provide such information about the Trust and its assets as the Sub-Adviser may from time to time reasonably request in connection with the performance of its duties under this Agreement. The Adviser acknowledges that the Sub-Adviser will be relying on the Adviser's identification of any assets contributed, or liabilities allocated, from time to time to the Account, as well as their availability for sale as applicable. The Sub-Adviser may reasonably rely without further inquiry upon any information furnished to it by the Adviser hereunder, and the Sub-Adviser will not be responsible for any errors or omissions arising from any inaccuracies in such information.


                                 ARTICLE 3
                      Compensation of the Sub-Adviser

          3.1 (a) For the services to be rendered, the facilities to be furnished and the payments to be made, as provided herein, the parties hereto agree that the Adviser shall pay to the Sub-Adviser for the calendar quarter of each Sub-Advised Fund a fee computed in accordance with the Fee Schedule attached hereto and incorporated herein. The payment shall be made by the Adviser to the Sub-Adviser within three business days after the end of the calendar quarter.

               (b) The Adviser shall be responsible for payment of, and the Sub-Adviser agrees that it shall have no claim against the Trust or any Sub-Advised Fund respecting, the Sub-Adviser's compensation under this agreement.

               (c) During the term of this agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Sub-Advised Funds or the Adviser.

          3.2 For the quarter and year in which this agreement becomes effective or terminates there shall be a proration on the basis of the number of days that the agreement is in effect during the quarter and year respectively.

          3.3 If, pursuant to the Trust's Registration Statement and Declaration of Trust then currently in effect, the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

          3.4 In connection with purchases or sales of portfolio securities for the account of the Sub-Advised Funds, neither the Sub-Adviser nor any officer, director, shareholder or other affiliate of the Sub-Adviser shall: (i) act as agent and accept any compensation other than its compensation provided for in this agreement, except in the course of such person's business as an underwriter or broker; or (ii) act as broker and accept any commission, fee, or other remuneration in excess of the limits prescribed in the 1940 Act and the rules promulgated thereunder.


                                 ARTICLE 4
                 Limitations of Liability; Indemnification

          4.1 Limitation of Liability of Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust, any Sub-Advised Fund or their shareholders in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties under this agreement; or (ii) its reckless disregard of its obligations and duties under this agreement. The Sub-Adviser shall not have breached its obligations under this agreement by, nor shall it be liable for, any action taken in good faith and in the exercise of due care.

          4.2 Limitation of Liability of Trust. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations on the Trust's liability as set forth in the Trust's Declaration of Trust, as amended from time to time. In accordance therewith, the Sub-Adviser agrees that the Trust's obligations hereunder shall be limited to the assets of the Sub-Advised Funds and, with respect to each Sub-Advised Fund, shall be limited to the assets of such Sub-Advised Fund, and no party shall seek satisfaction of any such obligation from any shareholder of the Trust, nor from any trustee, officer, or employee of the Trust.

          4.3  Indemnification.

               (a) By the Sub-Adviser.

The Sub-Adviser shall indemnify and hold harmless the Adviser or the Trust from any and all losses, claims, damages, or liabilities including reasonable attorney's fees and related costs and expenses (collectively, "Claims"), to the extent resulting, in whole or in part, from any acts, or failure to act, of the Sub-Adviser, its affiliated companies, and their respective directors, officers, and employees (collectively the "Sub-Adviser Parties"), that constitute willful misconduct, bad faith, gross negligence, or reckless disregard of the Sub-Adviser's obligations and duties hereunder.

               (b) By the Adviser.

Because the Adviser has been retained solely to provide the investment advisory and related services described in this agreement, the Adviser shall indemnify and hold harmless the Sub-Adviser Parties against any and all Claims to which any of the Sub-Adviser Parties may become subject in connection with the matters to which this Agreement relates including, without limitation, claims under federal or state securities laws, federal or state tax laws, or under any other statute or regulation, at common law or otherwise, except to the extent that the Sub-Adviser provides an indemnity under the previous paragraph, 4.3(a).


                                 ARTICLE 5
                             Books and Records

          5.1 The Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required, all records relating to the Sub-Advised Funds' investments that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the 1940 Act.

          5.2 In compliance with Rule 31a-3 of the 1940 Act, the Sub-Adviser agrees that all books and records which it maintains for the Sub-Advised Funds are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust's request. All such books and records shall be made available, within five business days of a written request, to the Trust's accountants or auditors during regular business hours at the Sub-Adviser's offices.
The Trust or its authorized representative shall have the right to copy any records in the possession of the Sub-Adviser, which pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, upon payment of any compensation due Sub-Adviser under Article 3 hereof, all such books, records or other information shall be returned to the Trust upon the Trust's request.

          5.3 The Sub-Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement or as otherwise authorized by the Trust or the Adviser and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust or the Adviser has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.


                                 ARTICLE 6
                Duration and Termination of this Agreement

          6.1 Effective Date and Term. This agreement shall not become effective unless and until the later of the time at which (i) it is approved by the Trust's Board, including a majority of Trustees who are not parties to this agreement or interested persons of any such party to this agreement, or (ii) it is approved by such Sub-Advised Fund's outstanding voting securities as required by the 1940 Act. This agreement shall come into full force and effect on the date which it is so approved. As to each Sub-Advised Fund, the agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for each Sub-Advised Fund at least annually by: (i) the Board, or by the vote of a majority of such Sub-Advised Fund's outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

          6.2  Termination.

               (a) This agreement may be terminated at any time, without penalty, by vote of the Board, by vote of the holders of a majority of the outstanding shares of the applicable Sub-Advised Fund, or by the Adviser or Sub-Adviser, on sixty (60) days' written notice to the other parties.

               (b) This agreement may be terminated at any time without the payment of any penalty by the Adviser or by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the covenants of the Sub-Adviser set forth herein.

               (c) This agreement shall automatically terminate in the event of its assignment.

                                 ARTICLE 7
                       Amendments to this Agreement

          7.1 This agreement may be amended as to each Sub-Advised Fund by the parties only if such amendment is specifically approved by: (i) the vote of a majority of such Sub-Advised Fund's outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval (unless, in the case of (i), the Trust receives an order of the Commission or "no-action" letter permitting it to modify the agreement without such vote).

                                 ARTICLE 8
                                  Notices

          8.1 All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses or telex or facsimile transmission numbers (or such other address or number for a party as shall be specified by like notice):

          (a)  if to the Sub-Adviser, to:

               Capital Guardian Trust Company
               333 South Hope Street, 55th Floor
               Los Angeles, California 90071
               Facsimile transmission number:  (213) 486-9218
               Attention:  Treasurer

          (b)  if to the Trust, to:

               State Farm Variable Product Trust
               Three State Farm Plaza
               Bloomington Illinois 61791
               Facsimile transmission number:  (309) 766-2579
               Attention:  Secretary


          (c)  if to the Adviser, to:

               State Farm Investment Management Corp.
               Three State Farm Plaza
               Bloomington Illinois 61791
               Facsimile transmission number:  (309) 766-2579
               Attention:  Secretary

Each such notice or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the number specified in this section and the appropriate answer back or confirmation is received, and (ii) if given by any other means, when delivered at the address specified in this section.

                                 ARTICLE 9
                      Representations and Warranties

          9.1 Of the Sub-Adviser. By entering into this agreement, the Sub-Adviser represents and warrants that:

               (a) it is registered as an investment adviser under the Advisers Act;
               (b) it has full power and authority to enter into this agreement, and that the undersigned has full power and authority to execute this Agreement on the Sub-Advisor's behalf;

          9.2 Of the Adviser. By entering into this agreement, the Adviser represents and warrants that:

               (a)  it is a Delaware corporation;

               (b) it has full power and authority to serve in its capacity as Adviser to Trust and to enter into this agreement, and that the undersigned has full power and authority to execute the Agreement on the Adviser's behalf.

               (c) all securities, funds and other assets which at any time constitute an Account are the sole property of the Trust and are free from any charge or encumbrance;

               (d) it has obtained all necessary licenses, permits, approvals or other registrations to act as the Adviser of the Trust (and will promptly notify the Sub-Adviser if any such licenses, permits, approvals or other registrations are suspended, revoked or not renewed);

               (e) it shall not transact in or remove from an Account any securities, funds or other assets without first giving reasonable written notice to the Sub-Adviser or terminating this Agreement; and

               (f) it has received a copy of Part II of the Sub-Advisor's Form ADV (the "ADV"). The Advisor understands that if it has received the ADV less than 48 hours prior to its entering into this Agreement, the Advisor may terminate the Agreement without penalty within five (5) business days after entering into the Agreement.

          9.3  Of the Trust.

               (a)  it is a Delaware business trust;

               (b) it has full power and authority to enter into this agreement, and that the undersigned has full power and authority to execute the agreement on the Trust's behalf;

               (c) all securities, funds and other assets which at any time constitute an Account are the sole property of the Trust and are free from any charge or encumbrance;

               (d) it has obtained all necessary licenses, permits, approvals or other registrations to act as a Trust (and will promptly notify the Sub-Adviser if any such licenses, permits, approvals or other registrations are suspended, revoked or not renewed); and

               (e) it shall not transact in or remove from an Account any securities, funds or other assets without first giving reasonable written notice to the Sub-Adviser or terminating this Agreement.


                                ARTICLE 10
                                Use of Name

The Adviser and the Trust acknowledge and agree that the names "Capital Guardian Trust Company," "Capital Guardian," and any of the other names of the Sub-Adviser or the Sub-Adviser's affiliates (including the American Funds Group), and any derivative or logo or trade or service mark thereof (collectively, the "Names and Trademarks"), are the valuable property of the Sub-Adviser and the Sub-Adviser's affiliates. The Adviser and the Trust shall not have the right to use the Names and Trademarks without the prior, express, written consent of the Sub-Adviser, which consent shall not be unreasonably withheld for the period of time of which this Agreement is in effect; provided, however, that such names may be used in the Registration Statement then currently in effect without such approval. Immediately, upon termination of this Agreement, the Adviser and the Trust shall cease to use such Names and Trademarks.

The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, presentation material or other notice prior to its use or publication that makes reference to the Names and/or Trademarks, so that the Sub-Adviser may review the context in which the Names and/or Trademarks are being referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for the purposes of applicable laws or regulations, if any. If the Adviser or the Trust makes any unauthorized use of, or reference to, the Names or the Trademarks, the Adviser and the Trust acknowledges that the Sub-Adviser may suffer irreparable harm for which monetary damages may not be completely adequate, and therefore the Sub-Adviser may also seek injunctive relief.


                                ARTICLE 11
                         Miscellaneous Provisions

          11.1 Definitions of Certain Terms. The terms "assignment", "affiliated person" and "interested person", when used in this agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the Sub-Advised Fund's outstanding voting securities" means the lesser of: (a) 67% or more of the votes attributable to such Shares of the Sub-Advised Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Sub-Advised Fund.

          11.2 Applicable Law.

               (a) This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Illinois without regard to its conflict of laws rules.

               (b) This agreement shall be subject to the provisions of the 1940 and the Advisers Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

          11.3 Severability. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

          11.4 "State Farm". The Sub-Adviser agrees that the name "State Farm," which comprises a component of the Trust's name, is a property right of the parent of the Adviser. Except as is necessary in performing its duties under this Agreement, Sub-Adviser shall not have the right to use the name "State Farm" or any derivative name or logo or trade or service mark thereof without the express, written consent of the Adviser. The Sub-Adviser acknowledges that the use of the name "State Farm" by the Trust is governed by the terms of the Advisory Agreement.

          11.5 Captions. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          11.6 Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

          11.7 Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state securities regu lators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

          11.8 Force Majeure. The Sub-Adviser shall not be liable for any failure, delay or interruption in the performance of its obligations hereunder if such failure, delay or interruption results from the occurrence of any acts, events or circumstances beyond the Sub-Adviser's reasonable control, and the Sub-Adviser shall have no responsibility of any kind for any loss or damage thereby incurred or suffered by the Adviser.
In such case, the terms of the Agreement shall continue in full force and effect and the Sub-Adviser's obligations shall be performed or carried out as soon as legally and practicably possible after the cessation of such acts, events or circumstances.

          11.9 Privacy. No entity a party to this agreement shall disclose or use nonpublic personal information (as defined in Rule 3(t) of Regulation S-P) provided by any other party to this agreement, except as necessary to carry out the purposes for which such information is provided, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business.


          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.


                    STATE FARM INVESTMENT MANAGEMENT CORP.
                    By: /s/ Edward B. Rust, Jr.
                    Name: Edward B. Rust, Jr.
                    Title: President


                    STATE FARM VARIABLE PRODUCT TRUST

                    By: /s/ Michael L. Tipsord
                    Name: Michael L. Tipsord
                    Title: Senior Vice President and Treasurer


                    CAPITAL GUARDIAN TRUST COMPANY

                    By: /s/ Lee K. Yamauchi
                    Name: Lee K. Yamauchi
                    Title: Vice President




                               FEE SCHEDULE

The fees payable by the Adviser to the Sub-Adviser shall be determined according to the following schedule and shall be based upon the average daily net assets as determined by the Adviser. The fee shall be accrued daily and paid quarterly to the Sub-Adviser by the Adviser.

Large Cap Equity Fund:

     On the first $25 million ......... 0.55% of average daily net assets

     $25 million to $50 million ....... 0.40% of average daily net assets

     Over $50 million ................ 0.275% of average daily net assets


Small Cap Equity Fund:

     On the first $25 million ......... 0.75% of average daily net assets

     $25 million to $50 million ....... 0.60% of average daily net assets

     $50 million to $100 million ..... 0.425% of average daily net assets

     Over $100 million ............... 0.375% of average daily net assets


International Equity Fund:

     On the first $25 million ......... 0.75% of average daily net assets

     $25 million to $50 million ....... 0.60% of average daily net assets

     $50 million to $250 million ..... 0.425% of average daily net assets

     Over $250 million ............... 0.375% of average daily net assets


For purposes of calculating the fees under the above schedules, other assets managed by Sub-Adviser for companies associated with the Adviser are taken into consideration according to Sub-Adviser fee aggregation and discount policies attached hereto as Exhibit 1



                                EXHIBIT 1
                                ---------

Fee Aggregation Policies
------------------------
Fee aggregation will apply to all accounts managed by Capital Group companies, except for emerging markets equity investments and investments in funds with internally charged fees ("Eligible Accounts"). In order to achieve the benefit of fee aggregation, the combined actual fees must exceed the combined total of the minimum fee applicable to each of the client's Eligible Accounts.

For additional Eligible Accounts with the same investment objectives and guidelines, all assets for these Eligible Accounts will be aggregated for fee calculation purposes.

For additional Eligible Accounts with different investment objectives and guidelines:

  Each account will be charged on the first $10 million at the initial breakpoint rate for the appropriate mandate. Any incremental assets over $10 million will be aggregated and charged at the incremental rate for the appropriate mandate.

  Assets invested in Pooled Investment Vehicles will be aggregated and charged at the incremental rate for the appropriate mandate.

  The first additional account within a new country will be charged on the first $25 million at the initial breakpoint rate for the appropriate mandate. Any incremental assets over $25 million will be aggregated and charged at the incremental rate for the appropriate mandate.

For fee aggregation purposes, Eligible Accounts will be aggregated in the following order: balanced, equity-developed markets, convertible, fixed-income-high yield, fixed-income-emerging markets, and fixed-income-developed markets.

Unless otherwise requested, the benefit from fee aggregation for clients with multiple accounts will be calculated by comparing total aggregated
fees to total unaggregated fees for all Eligible Accounts.   The resulting
percentage discount will be applied to each Eligible Account's unaggregated fees.

If all Eligible Accounts are not denominated in the same currency, the local currency assets of each Eligible Account and the related fees calculated on an unaggregated basis will be converted to a designated base currency using the applicable foreign exchange rate. The total of such fees will be compared to the Eligible Accounts' total aggregated fees.
The resulting percentage discount will then be applied to each Eligible Account's unaggregated fee as determined in the applicable currency.


Fee Discounts and Elimination of Fee Breakpoints
------------------------------------------------
The following fee discount will be applied based upon the Total Aggregated fees:

     Clients between $1.25 million to $4.0 million     ......    5% discount
     Clients between $4.0 million to $8.0 million      ......    7.5% discount
     Clients between $8.0 million to $12.0 million     ......    10% discount
     Clients over $12.0 million                        ......    12.5%discount

For this purpose, Total Aggregated fees will include all fees from separate accounts, Pooled Investment Vehicles, and funds with internally charged fees managed by Capital Group companies, except for investments in American Funds' mutual funds. The resulting fee discount percentage will be applied to each account's fees (excluding fees related to investments in funds with internally charged fees).

For clients whose total aggregated fees (before discounts) exceed $3.0 million, fee breakpoints will be eliminated and each account will be charged at the lowest marginal fee rate applicable to the account's fee schedule.

To determine the applicable fee discount level and breakpoint elimination threshold, the total aggregated fees for the quarter will be annualized. For this purpose, all local currency fees will be converted to a designated base currency.

Fees related to investments in funds with internally charged fees will be estimated by multiplying the quarter end value of the investment (adjusted on a prorated basis for any contributions or withdrawals during the quarter) by the fund's effective fee. For this purpose, the effective fee will be based on the value of the fund's quarter end assets and the fund's current fee schedule.

Applicable discount levels and the elimination of fee breakpoints will be effective beginning with the first quarter a discount threshold is exceed and will remain in effect unless the total fees fall below the discount threshold due to a significant withdrawal of assets. A decline in the market alone will not cause the reinstatement of a lower discount level or fee breakpoints.